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                                 EXHIBIT 10.03

                        MANAGEMENT CONTINUITY AGREEMENT


     AGREEMENT between Ralcorp Holdings, Inc., a Missouri corporation
("Ralcorp"), and                        (the "Executive"), WITNESSETH:

     WHEREAS, the Board of Directors (the "Board") has authorized Ralcorp to enter into Management Continuity Agreements with certain key executives of Ralcorp; and

     WHEREAS, the Executive is a key executive of Ralcorp and has been selected by the Board to be offered this Management Continuity Agreement; and

     WHEREAS, should a third person take steps which might lead to a Change in Control of Ralcorp (as defined herein), the Board believes it imperative that Ralcorp be able to rely upon the Executive to continue in his position, and that Ralcorp be able to receive and rely upon his advice, if it is requested, as to the best interests of Ralcorp and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by such a Change in Control or influenced by conflicting interests;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, Ralcorp and the Executive agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:


        a. "Base Amount" shall be the Executive's Base Amount as defined and determined pursuant to Section 280G of the Code and regulations applicable at the time of the Executive's Qualifying Termination.

        b.      "Base Compensation" shall consist of:

                (i)  The Executive's monthly gross salary
                     for the last full month preceding his Qualifying Termination or for the last full month preceding the Change in Control, whichever is higher. If Executive has elected to accelerate or defer salary (including the Executive's pre-tax contributions under the Ralcorp Holdings, Inc. Savings Investment Plan and under any benefit plan complying with Section 125 of the Code and deferrals pursuant to the Executive Savings Investment Plan, and any successor plans thereto), said monthly gross salary shall be calculated as if there had been no acceleration or deferral.

                (ii) one-twelfth of the Executive's last
                     annual bonus, whether paid or deferred, preceding his Qualifying Termination or the Change in Control, whichever is higher (or if the Executive has not been awarded an annual bonus by Ralcorp prior to the Change in Control, then his last annual bonus awarded by Ralston Purina Company, Ralcorp's former parent company).

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        c.   "Change in Control" means (i) the acquisition by any
             person, entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the aggregate voting power of the then outstanding shares of Stock, other than acquisitions by Ralcorp or any of its subsidiaries or any employee benefit plan of Ralcorp (or any Trust created to hold or invest in issues thereof) or any entity holding Stock for or pursuant to the terms of any such plan; or (ii) individuals who shall qualify as Continuing Directors shall have ceased for any reason to constitute at least a majority of the Board of Directors of Ralcorp.

        d. "Code" shall mean the Internal Revenue Code of 1986, as amended.

        e. "Company" shall mean Ralcorp Holdings, Inc. and its wholly owned subsidiaries.

        f. "Continuing Director" means any member of the Board of Directors of Ralcorp, as of January 31, 1997 while such person is a member of the Board, and any other director, while such other director is a member of the Board, who is recommended or elected to succeed the Continuing Director by at least two-thirds (2/3) of the Continuing Directors then in office.

        g. "Disability" shall exist when the Executive suffers a complete and permanent inability to perform any and every material duty of his regular occupation because of injury or sickness.

             To determine whether the Executive is Disabled, he shall undergo examination by a licensed physician and other experts (including other physicians) as determined by such physician, and the Executive shall cooperate in providing relevant medical records as requested. The Company and Executive shall jointly select such physician. If they are unable to agree on the selection, each shall designate one physician and the two physicians shall designate a third physician so that a determination of disability may be made by the three physicians. Fees and expenses of the physicians and other experts and costs of examinations of the Executive shall be shared equally by the Company and the Executive. The decision as to the Executive's Disability made by such physician or physicians shall be binding on the Company and the Executive.

        h.   "Discount Rate" means 4.57% compounded semi-annually
             (120% of the applicable Federal rate determined under Section 1274(d) of the Code and the regulations thereunder and utilized pursuant to the Retirement Plan to determine the present value of benefits payable under the Retirement Plan).

        i. "Involuntary Termination" shall be any termination of the Executive's employment with the Company (a) to which the




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               Executive objects orally or in writing or (b) which follows any of the following:

               (i)   without the express written consent
                     of the Executive, (a) the assignment of the Executive to any duties materially inconsistent with the Executive's positions, duties, responsibilities and status immediately prior to the Change in Control or
                     (b) a material change in the Executive's titles, offices, or reporting responsibilities as in effect immediately prior to the Change in Control and with respect to either (a) or (b) the situation is not remedied within thirty (30) days after the receipt by the Company of written notice by the Executive; provided, however, (a) and (b) herein shall not constitute an "Involuntary Termination" if either situation is in connection with the Executive's death or disability.

               (ii)  without the express written consent
                     of the Executive, a reduction in the Executive's annual salary or opportunity for total annual compensation, in effect immediately prior to the Change in Control which is not remedied within thirty
                     (30) days after receipt by the Company of written notice by the Executive.

              (iii)  without the express written consent
                     of the Executive, he is required to be based anywhere other than his office location immediately preceding the Change in Control, except for required travel on business to an extent substantially consistent with the business travel obligations of the Executive immediately preceding the occurrence of the Change in Control.

               (iv) without the express written consent of the Executive, following the Change in Control (a) failure by the Company to continue in effect any material executive benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health and accident plan, or disability plan in which the Executive is participating or entitled to participate at the time of the Change in Control (or plans providing substantially similar benefits); or (b) the taking of any action by the Company that would (1) adversely affect the participation in or materially reduce the benefits under any of such plans either in terms of the amount of benefits provided or the level of the Executive's participation relative to other participants; (2) deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control; or (3) cause a failure to provide the number of paid vacation days to which the Executive was then entitled in accordance with Ralcorp's normal vacation policy in effect immediately prior to the Change in Control, which in either situation (a) or (b) is not remedied within thirty
                     (30) days after receipt by the Company of written notice by the Executive.




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             (v)     the liquidation, dissolution, consolidation, or merger
                     of the Company or transfer of all or a significant portion of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth.

             The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to any circumstances set forth above.

        j. "Normal Retirement Date" shall be the date on which the Executive attains age 65.

        k. "Parachute Payment" shall mean a parachute payment as defined and determined pursuant to Section 280G of the Code and regulations applicable at the time of the Executive's Qualifying Termination.

        l. The "Payment Period" shall be the following period commencing with the first day of the month following that in which a Qualifying Termination occurs:

             (i) if the Qualifying Termination is an Involuntary Termination that occurs at any time during the first year following the Change in Control -- 36 months;

             (ii)    if the Qualifying Termination is an
                     Involuntary Termination that occurs at any time during the second year following the Change in Control -- 24 months;

             (iii) if the Qualifying Termination is an Involuntary Termination that occurs at any time during the third year following the Change in Control -- 12 months; or

             (iv)    if the Qualifying Termination is a
                     Voluntary Termination that occurs at any time during the three years following the Change in Control -- 12 months,

             but in no event shall the Payment Period extend beyond the Executive's Normal Retirement Date.

        m.   "Qualifying Termination" shall be the Executive's
             Voluntary Termination or Involuntary Termination of employment with the Company except any termination because of the Executive's death, retirement at or after his Normal
             Retirement Date or Termination for Cause. "Qualifying Termination" shall not include any change in the Executive's employment status due to Disability.

        n.   "Retirement Plan" means the Ralcorp Holdings, Inc.
             Retirement Plan or any successor qualified plan.






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        o.   "Stock" means the common stock of Ralcorp or such
             other security entitling the holder to vote at the election of Ralcorp's directors or any other security outstanding upon its reclassification, including, without limitation, any stock split-up, stock dividend or other recapitalization of Ralcorp or any merger or consolidation of Ralcorp with any of its Affiliates.

        p.   "Supplemental Plan" means the Ralcorp Holdings, Inc.
             Supplemental Retirement Plan, as amended.

        q. A "Termination for Cause" shall be a termination because of:

             (i) the continued failure by the Executive to devote reasonable time and effort to the performance of his duties (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after written demand therefor has been delivered to the Executive by the Company that specifically identifies how the Executive has not devoted reasonable time and effort to the performance of his duties; or

             (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise,

             in either case as determined by the Board upon the good faith vote of not less than a majority of the directors then in office, after reasonable notice to the Executive specifying in writing the basis or bases for the proposed Termination for Cause and after the Executive has been provided an opportunity to be heard before a meeting of the Board held upon reasonable notice to all directors; provided however, that a Termination for Cause shall not include a termination attributable to:

             (i) bad judgment or negligence on the part of the Executive other than habitual negligence, or

             (ii) an act or omission believed by the Executive in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Executive to be lawful, or

             (iii) the good faith conduct of the Executive in connection with a Change in Control (including his opposition to or support thereof).

        r. "Voluntary Termination" shall be any termination of the Executive's employment with the Company other than an Involuntary Termination.

     2. Operation of Agreement. This Agreement shall not create any obligation on the part of the Company or the Executive to continue their employment relationship. Anything in this Agreement to the contrary notwithstanding, no payments shall be made hereunder unless and until there has been a Change in Control of the Company. This



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Agreement is not exclusive with regard to benefits to be provided to the
Executive on his termination of employment with the Company and shall not affect any other agreement or arrangement providing for such benefits.

     3. Severance Benefits. Provided that the Executive remains in the employ of the Company until a Change in Control has occurred, then upon the Executive's Qualifying Termination within three years after that Change in Control, he shall be entitled to the following "Severance Benefits":

        a. Subject to any offer provided in Section 3g below, payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the present value as of the date of the Qualifying Termination of an income stream equal to his Base Compensation payable each month throughout the applicable Payment Period. For purposes of this subparagraph, present value shall be calculated by application of the Discount Rate;

        b. Continuation during the Payment Period of the Executive's participation in each life, health, accident and disability plan in which the Executive was entitled to participate immediately prior to the Change in Control, upon the same terms and conditions, including those with respect to spouses and dependents, applicable at such time; provided, however, that if the terms of any such benefit plan do not permit continued participation by the Executive, then the Company will arrange, at the Company's sole cost and expense, to provide the Executive a benefit substantially similar to, and no less favorable than, on an after-tax basis, the benefit he was entitled to receive under such plan immediately prior to the Change in Control; provided further, however, that the benefit to be provided or payments to be made hereunder may be reduced by the benefits provided or payments made (in either case on an after-tax basis) by subsequent employer for the same occurrence or event;

        c. Subject to any offer provided in Section 3g below, payment in a lump sum in cash, within 60 days after the Executive's Qualifying Termination, of the difference between the present values as of the date of the Qualifying Termination of (a) the benefits under the Retirement Plan and the Supplemental Plan which the Executive and his beneficiary, if applicable, would have been entitled to receive if he had remained employed by Ralcorp at a compensation level equal to his Base Compensation for the entirety of the applicable Payment Period, and (b) his actual benefit, if any, to which he and his beneficiary are entitled under the Retirement Plan and the Supplemental Plan. For purposes of this subparagraph, present value shall be calculated in accordance with
             Section 417(e)(3) of the Code; no reduction factors for early retirement shall be applied in the calculation of benefits;

        d. Subject to any offer provided in Section 3g below, payment, on a current basis, of any actual costs and expenses of litigation incurred by the Executive, including costs of investigation and reasonable attorney's fees, in the event the Executive is a party to any legal action to enforce or to recover damages for breach of this




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             Agreement, or to recover or recoup from the Executive or
             his legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code;

        e. Notwithstanding anything to the contrary contained in this Agreement, the Executive may, but is not required to, elect to reduce the Severance Benefits to be provided under this paragraph three of this Agreement so that the present value of such Severance Benefits, calculated by application of the Discount Rate, if they constitute Parachute Payments, together with the present value of all Parachute Payments made by Company to the Executive, are less than three times the Employee's Base Amount. Whether or not such Severance Payments shall be reduced and the identity of the Severance Benefits to be reduced and the amount by which each benefit shall be reduced shall be within the sole discretion of the Executive. Any such election, if made, shall be made by the Executive's written notice to Company sent by regular U.S. mail, postage paid, not later than 45 days following such Executive's Qualifying Termination; and

        f. The Company shall be entitled to withhold from any payments made pursuant to this paragraph three any federal, state or local taxes required to be withheld by law or regulation.

        g. The Company shall off-set from any amounts otherwise payable to the Executive under a, c and d above, the amount payable or to be paid for similar matters pursuant to any Employment Agreement between the Executive and the Company.

     The Executive may file with the Secretary of Ralcorp a written designation of a beneficiary or contingent beneficiaries to receive the payments described in subparagraphs (a) and (c) above in the event of the Executive's death following his Qualifying Termination but prior to payment by the Company. The Executive may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary pursuant to this Agreement shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Company shall be in doubt as to the right of any such beneficiary to receive such payments, it may determine to pay such amounts to the legal representative of the Executive, in which case the Company shall not be under any further liability to anyone. In the event that such designated beneficiary or legal representative becomes a party to a legal action to enforce or to recover damages for breach of this Agreement, or to recover or recoup from the Executive or his estate, legal representative or beneficiary any amounts paid under or pursuant to this Agreement, regardless of the outcome of such litigation, the Company shall pay his actual costs and expenses of such litigation, including costs of investigation and reasonable attorneys' fees, plus interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Company shall not be required to pay such costs and expenses in connection with litigation to determine the proper payee, among two or more claimants, of the payments described in subparagraphs
(a) and (c).

     4. Successors to Company; Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company will require any successor (whether direct or indirect, by purchase, merger,





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consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. The Executive shall have no right to transfer or assign the right to receive any severance benefit under this Agreement except as noted in paragraph (3) above.

     5. Missouri Law to Govern. This Agreement shall be governed by the laws of the State of Missouri without giving effect to the conflict of laws provisions thereof.

     6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by the Executive and a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

     7. Taxes; Set-off. All payments to be made to the Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes. The right of the Executive to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counter-claim, recoupment, defense, duty to mitigate or other rights the Company may have against him or anyone else.

     8. Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of this Agreement, and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the ______ day of ______________________________ , 1994.


                                                RALCORP HOLDINGS, INC.


___________________________                     _______________________________
Executive







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